Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-211716 and 333-211715 on Form S-8 and Registration Statement Nos. 333-144043 and 333-229822 on Form S-3 of our reports dated February 13, 2020, relating to the consolidated financial statements of Huntsman Corporation and subsidiaries (the "Company"), and the effectiveness of the Company's internal control over financial reporting, appearing in this Annual Report on Form 10-K of Huntsman Corporation for the year ended December 31, 2019.

/s/ DELOITTE & TOUCHE LLP

Houston, Texas

February 13, 2020